 Exhibit 23.6

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-201359) and related Joint Proxy Statement/Prospectus and to the incorporation by reference therein of our report dated December 23, 2014, with respect to the Historical Statement of Revenue of Certain Properties of Diamond Senior Living, LLC for the year ended December 31, 2013, included in Aviv REIT, Inc. and Aviv Healthcare Properties L.P.’s Current Report (Form 8-K), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

February 17, 2015